Exhibit 2.3

DEED OF IRREVOCABLE UNDERTAKING

To:          DoorDash, Inc., 303 2nd Street, San Francisco, CA 94107

___________________ 2025

Dear Sir / Madam,

DoorDash, Inc. Offer for Deliveroo plc

I refer to the proposed transaction whereby DoorDash, Inc. (the “Offeror”) intends to acquire the entire issued and to be issued ordinary share capital of Deliveroo plc (the “Target”) (the “Acquisition”).

The Acquisition is to be effected substantially on the terms and conditions set out in the draft announcement proposed to be made under Rule 2.7 of the City Code on Takeovers and Mergers (the “Code”) (the “Announcement”), together with such additional terms and conditions as may be required to comply with the requirements of the Panel on Takeovers and Mergers (the “Panel”), any applicable law or regulation or as agreed between the Offeror and Target.

The Acquisition is currently anticipated to be implemented by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006 (referred to in this undertaking as the “Scheme”, as further defined in paragraph 8).

This undertaking (which has been executed by me as a Deed) sets out the terms and conditions on which I will vote in favour of the Scheme (or accept the Offer when it is made, if the Acquisition is proceeding by way of an Offer).

1.	WARRANTIES

I represent and warrant to the Offeror that:

(a)
I am the registered holder and/or beneficial owner of (or I am otherwise able to control the exercise of all rights in respect of) the number of ordinary shares of 0.5 pence each in the capital of the Target shown under the heading “Target Shares” in Schedule 1 (“Target Shares” which expression shall be deemed to include any shares in the capital of the Target: (i) attributable to or derived from the Target Shares or into which the Target Shares may be converted, subdivided or consolidated as a result of any reorganisation of the share capital of the Target; and/or (ii) in which I acquire an interest as a registered holder and/or beneficial owner);

(b)	I am able to transfer (or procure the transfer of) the Target Shares free of any lien, charge, option, equity or encumbrance;

(c)
I have no other interests in, nor am I able to control the exercise of voting rights attaching to, any shares or securities of the Target, other than as set out in Schedule 1, and references to interests shall have the meaning given in the Code;

(d)	save as set out in Schedule 1, I do not have any options, warrants, convertibles or other rights to subscribe for, purchase or otherwise acquire ordinary shares in the capital of Target; and

(e)
I have full power and authority to enter into and perform each of my obligations under this undertaking to vote in favour, or procure the voting in favour, of the Scheme (if the Acquisition is proceeding by way of Scheme) or accept, or procure the acceptance of, the Offer (if the Acquisition is proceeding by way of an Offer) in respect of the Target Shares.

2.	UNDERTAKINGS

2.1
Subject in all cases to paragraph 2.2, I hereby irrevocably undertake to the Offeror that at all times before the Court Order sanctioning the Scheme is filed with the Registrar of Companies (if the Acquisition is proceeding by way of Scheme) or before the Offer becomes unconditional in all respects (if the Acquisition is proceeding by way of an Offer) or this undertaking lapses in accordance with paragraph 4 (whichever is earlier), I:

(a)
shall not sell, transfer, charge, encumber, grant any option over or otherwise dispose of, or permit any of the foregoing in relation to, any Target Shares, other than pursuant to the Scheme or my acceptance of the Offer (as applicable);

(b)
shall not accept, or give any undertaking in respect of any Target Shares in respect of, any offer or other transaction made in competition with or which might otherwise frustrate the Acquisition or vote any Target Shares in favour of any other scheme of arrangement relating to the acquisition of any shares in the Target by a third party or other transaction made in competition with the Acquisition, nor exercise (nor procure the exercise of) the voting rights attached to the Target Shares for any resolution which would otherwise be reasonably expected to frustrate, impede or delay the Acquisition unless directed to vote against such resolution by the Offeror, in which case I shall vote against it;

(c)
other than pursuant to the Offer or Scheme (as applicable), shall not enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise, or solicit or encourage any person:

(i)	to do any of the acts referred to in paragraphs 2.1(a) to 2.1(b); or

(ii)	in relation to, or operating by reference to, the Target Shares; or

(iii)	which, in relation to the Target Shares, would or might restrict or impede me from voting in favour of the Scheme or accepting the Offer (as applicable),

and, for the avoidance of doubt, references in this paragraph 2.1(c) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Offer becomes unconditional in all respects (if the Acquisition is proceeding by way of an Offer) or the Court Order sanctioning the Scheme is filed with the Registrar of Companies (if the Acquisition is proceeding by way of Scheme), or if this undertaking ceases to be binding or following any other event;

(d)
shall not acquire or otherwise deal in any shares or other securities of the Target or any interest therein (including any derivatives referenced to such securities) unless the Panel determines, and confirms to you, that, in respect of such acquisition or dealing, I am not acting in concert with you pursuant to Note 9 to the definition of “acting in concert” set out in the Code;

(e)
shall exercise (or procure the exercise of) the voting rights attached to the Target Shares on any resolution which would assist implementation of the Scheme or the Offer if it were passed or rejected at a general, class or other meeting of Target shareholders only in accordance with the Offeror’s directions (including the requisition or joining in the requisition of any general or class meeting of Target);

(f)	for so long as the Acquisition is being implemented by way of the Scheme:

(i)
I shall exercise (or procure the exercise of) all voting rights attaching to the Target Shares to vote in favour of all resolutions to approve the Scheme, and any related matters, proposed at any general or class meeting (“GM”) and Court convened meeting (“Court Meeting”) of the Target to be convened and held in connection with the Scheme, or at any adjournment of any such meeting;

(ii)
in respect of any Target Shares held in certificated form, I shall return (or procure the return of) executed versions of the forms of proxy enclosed with the formal document setting out the terms and conditions of the Scheme (the “Scheme Document”) or otherwise sent to me, duly completed and voting in favour of the resolutions to approve the Scheme, and any related matters, in accordance with the instructions printed thereon so as to be received by Target’s registrars by no later than 5.00 p.m. on the tenth Business Day after the date of dispatch of the Scheme Document to Target shareholders (or, in respect of any Target Shares in which I acquire an interest after such time, by no later than the earlier of: (A) 5.00 p.m. on the fifth Business Day after becoming the registered and/or beneficial holder of such shares, if later; and (B) the final time for receipt of instructions by Target’s registrars as set out in the Scheme Document); and

(iii)
in respect of any Target Shares held in uncertificated form, I shall instruct (or procure that my nominee, broker or custodian instructs) the CREST sponsor to duly complete and submit the CREST proxy instructions voting in favour of the resolutions to approve the Scheme, and any related matters, in accordance with the instructions set out in the Scheme Document by no later than 5.00 p.m. on the tenth Business Day after the date of dispatch of the Scheme Document to Target shareholders (or, in respect of any Target Shares in which I acquire an interest after such time, by no later than the earlier of: (A) 5.00 p.m. on the fifth Business Day after becoming the registered and/or beneficial holder of such shares, if later; and (B) the final time for receipt of instructions by Target’s registrars as set out in the Scheme Document); and

(iv)
I shall not revoke the terms of any form of proxy or proxy instruction submitted in accordance with paragraph 2.1(f)(i), either in writing or by attendance at any GM or Court Meeting (or any adjournment thereof) or otherwise.

2.2
To the extent applicable, paragraph 2.1 shall not restrict me from: (i) being issued with and/or acquiring Target Shares under, or exercising any of my rights in respect of, the Target Share Plans; (ii) selling or disposing of such number of Target Shares as may reasonably be required in order to cover my liability for tax and employee national insurance or other employee social security contributions arising as a result of or otherwise in respect of the vesting or exercise of any awards to which I am entitled under the Target Share Plans; (iii) agreeing to the amendment of any of my options granted under the Target Share Plans; (iv) accepting the grant of awards under the Target Share Plans; or (v) taking any action set out in a Relevant Proposal (as defined below).

2.3
I shall complete a decision form in relation to the acceptance of any proposal made by or on behalf of the Offeror to holders of options over shares in the Target in compliance with Rule 15 of the Code (a “Relevant Proposal”) in respect of the options referred to in Schedule 1 (and any other options in respect of the shares in the Target which may be granted to me) not later than 5.00 p.m. on the tenth Business Day after the dispatch of such Relevant Proposal to the holders of options or otherwise ensure that any shares in the Target arising on the exercise of options or vesting of awards prior to the effective date of the Scheme participate in the Scheme.

2.4
I acknowledge that the Offeror shall have the right and may elect at any time (with the consent of the Panel and whether or not the Scheme Document has then been despatched) to implement the Acquisition by way of a takeover offer within the meaning of section 974 of the Companies Act 2006 (the “Offer”) (as further defined in paragraph 8), as opposed to by way of a Scheme, provided that such takeover offer is made on terms at least as favourable as the terms of the Scheme.

If such an Offer is made by Offeror, I undertake and warrant that any undertakings, agreements, warranties, appointments, consents and waivers in this undertaking shall apply mutatis mutandis to such Offer and, in particular, I undertake to accept, or procure the acceptance of, such Offer, in respect of the Target Shares. I further undertake, if so required by Offeror, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Offeror the full benefit of my undertakings so applying with respect to such Offer.

2.5	If the Acquisition is implemented by way of an Offer, I hereby irrevocably undertake that:

(a)
I shall accept the Offer in respect of the Target Shares in accordance with the procedure for acceptance set out in the offer document sent to Target shareholders in connection with the Acquisition (the “Offer Document”) by no later than 5.00 p.m. on the tenth Business Day after the Offer Document is sent to the Target’s shareholders (or, in respect of any Target Shares in which I acquire an interest after such time, by no later than the earlier of: (i) 5.00 p.m. on the fifth Business Day after becoming the registered and/or beneficial holder of such shares, if later; and (ii) the final time for receipt of acceptances in respect of the Offer); and

(b)	although the terms of the Offer will confer a right of withdrawal on accepting shareholders, I shall not withdraw any acceptances of the Offer.

3.	DOCUMENTATION

3.1	I consent to:

(a)
the inclusion of references to me and details of this undertaking and my holdings of, interests in, rights to subscribe for and short positions in relevant securities of the Target being included in the Announcement, any offer document or scheme document published in connection with the Acquisition, any other announcement made, or document issued, by or on behalf of the Offeror in connection with the Acquisition  and any other related or ancillary document as required by the Code;

(b)	this undertaking being disclosed to the Panel; and

(c)
this undertaking being available for inspection as required by Rule 26.2 of the Code and any other applicable laws or regulations, including, without limitation, being made available on the Offeror’s and Target’s respective websites.

3.2
I shall give you all information and any assistance in relation to this undertaking as you may reasonably require for the preparation of the Scheme Document or Offer Document (including through the provision of all information required to be included in the Scheme Document or Offer Document concerning me, my close family relatives any related trusts by no later than close of business on the fifth Business Day before the publication date of such document), and all related and ancillary documents in order to comply with the requirements of the Code, the Financial Conduct Authority or the London Stock Exchange plc and any other legal or regulatory requirement or body and shall immediately notify you in writing of any material change in the accuracy or import of any information previously supplied to you by me for such purpose.

3.3
I acknowledge that I am obliged to make appropriate disclosure under Rule 2.10 of the Code promptly after becoming aware that I will not be able to comply with the terms of this undertaking or no longer intend to do so.

4.	LAPSE OF UNDERTAKING

4.1	Save in respect of paragraphs 5 and 4.2, the provisions of this undertaking shall lapse if:

(a)	the Announcement is not released by 11.59 p.m. on 6 May 2025 or such later time and date as may be agreed between the Offeror and the Target;

(b)
following the release of the Rule 2.7 Announcement, immediately if (A) the Offeror announces that it does not intend to continue to proceed with the Acquisition and does not intend to pursue any new acquisition of the Target, or (B) the Scheme (or Offer, as applicable) is withdrawn with the consent of the Panel or lapses in accordance with its terms, provided that this sub-section (B) shall not apply:

(i)	where the Scheme is withdrawn or lapses as a result of the Offeror exercising its right to implement the Acquisition by way of an Offer rather than a Scheme or vice-versa; or

(ii)
if the lapse or withdrawal is followed within five Business Days by an announcement under Rule 2.7 of the Code by the Offeror (or a person acting in concert with it) of a firm intention to implement the Acquisition either by a new, revised or replacement scheme of arrangement pursuant to Part 26 of the Companies Act 2006 or takeover offer (within the meaning of section 974 of the Companies Act 2006) in each case on terms at least as favourable as the terms of the Scheme;

(c)
if any competing offer for the issued and to be issued ordinary share capital of the Target is made, on the later of: (i) such competing offer being declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme); and (ii) the Deliveroo offer period coming to an end.

4.2
If this undertaking lapses, (i) I shall have no claim against the Offeror and (ii) the Offeror shall have no claim against me in respect of any breaches occurring following such lapse provided always that nothing in this paragraph 4.2 shall release me from any liabilities that have accrued prior to or on such lapse. This undertaking shall not oblige the Offeror to release the Announcement.

5.	CONFIRMATION

I confirm by signing this undertaking that the Offeror’s financial adviser, J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (“J.P. Morgan”), has clearly indicated to me that it is not acting for me and will not be responsible for providing the protections afforded to clients of J.P. Morgan or advising me on any matters relating to the Acquisition.

6.	POWER OF ATTORNEY

6.1
In order to secure the performance of my obligations under this undertaking, I irrevocably appoint, severally, each officer of the Offeror from time to time as my attorney on my behalf and in my name or that of the attorney:

(a)
if I fail to comply with any of my undertakings under paragraph 2, to do all things and to execute all deeds and other documents as may be necessary or desirable to ensure compliance with such undertakings or proposal, in respect of the Target Shares; and

(b)
to execute and deliver any indemnities for missing share certificates, notices, instructions, agreements, deeds or other documents (including amendments thereto) and to do all acts and things as may be necessary for the performance of my obligations under this undertaking.

6.2
I agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until this undertaking lapses in accordance with paragraph 4. This power of attorney shall at any time take effect as if it had individually named the persons who are at that time the directors of the Offeror. Any action authorised under this power of attorney may be taken by an attorney acting alone. I undertake to ratify everything which an attorney, acting in accordance with the terms of this power of attorney, may do or purport to do.

7.	GENERAL

7.1
Nothing in this undertaking shall constitute an obligation for me, in my capacity as director of the Target, to take any action which is not permitted by Practice Statement No. 29 issued by the Panel with respect to Rule 21.2 of the Code. You recognise that, in my capacity as a director of the Target, I owe statutory and fiduciary duties to the Target and I have duties under the Code (together, the “Legal Duties”) and accordingly nothing in this undertaking will require or oblige me to do or refrain from doing any act or thing which would have the effect of contravening those Legal Duties.

7.2
The covenants and undertakings contained in this undertaking and each part of them are entirely separate, severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

7.3
Any time, date or period mentioned in this undertaking may be extended by mutual agreement between me and the Offeror, but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

7.4	The parties to this undertaking do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

7.5
In the case where the Target Shares are registered in the name of any other person, I shall procure that such person complies with the terms of this undertaking and I shall do all acts and things necessary to implement my obligations under this undertaking.

7.6
I acknowledge that, if I fail to comply with any of my undertakings under this undertaking or breach any of my other obligations under this undertaking, damages alone would not be an adequate remedy, and accordingly that Offeror shall be at liberty to seek the remedy of specific performance, injunction or any other form of equitable relief.

7.7	This undertaking will bind my estate and personal representatives.

8.	INTERPRETATION

In this undertaking:

8.1
“Offer” means an offer made by or on behalf of the Offeror to acquire all the issued and to be issued ordinary share capital of a Target substantially on the terms of the Announcement or on such other terms as may be agreed between the Offeror and the Target or as may be required to comply with the requirements of the Panel, the Financial Conduct Authority or the London Stock Exchange;

8.2
any reference to the Offer includes any new, increased, renewed or revised offer made by or on behalf of the Offeror to acquire shares in the Target, provided that the terms of such offer are no less favourable to the Target’s shareholders than the terms set out in the Announcement;

8.3
“Scheme” means the proposed scheme of arrangement of the Target under Part 26 of the Companies Act 2006 (including any new, increased, renewed or revised scheme of arrangement) for the acquisition by Offeror of all the issued share capital of the Target not already owned by the Wider DoorDash Group; and

8.4	unless otherwise defined, terms bear the meanings given to them in the Announcement.

9.	GOVERNING LAW

9.1	This undertaking, and any non-contractual obligations arising out of or in relation to it or its formation, shall be governed by and construed in accordance with English law.

9.2
The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this undertaking (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this undertaking) and I irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

Yours faithfully

[Remainder of page intentionally left blank]

IN WITNESS whereof we have executed this letter as a Deed on ___________________ 2025.

EXECUTED and delivered as a DEED by [NAME OF INDIVIDUAL]	In the presence of:

Signature	Signature of witness

Name of witness (print)

Occupation of witness (print)

Address of witness (print)

[Deliveroo – Signature Page to Director Irrevocable Undertaking]

SCHEDULE 1

1.	TARGET SHARES

Name and address of registered holder	Name and address of beneficial holder	No. of Target Shares

2.	OTHER INTERESTS IN SHARES AND SECURITIES OF TARGET

Name and address of holder of interest	Nature of interest	No. and class of share in the capital of Target

2